                                                            EXHIBIT NO. 99.5(b)

                         SUB-ADVISORY AGREEMENT


         SUB-ADVISORY AGREEMENT, dated this 16th day of October, 1997, by and between MASSACHUSETTS FINANCIAL SERVICES COMPANY, a Delaware corporation (the "Adviser") and FOREIGN & COLONIAL MANAGEMENT LTD., a company incorporated under the laws of England and Wales (the "Sub-Adviser").

                                  WITNESSETH:

         WHEREAS, the Adviser provides MFS/Foreign & Colonial Emerging Markets Equity Series (the "Fund"), a series of MFS Variable Insurance Trust (the "Trust"), an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), business services pursuant to the terms and conditions of an investment advisory agreement dated October 16, 1997 (the "Advisory Agreement") between the Adviser and the Trust, on behalf of the Fund; and

         WHEREAS, the Sub-Adviser is willing to provide services to the Adviser on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

         1. Duties of the Sub-Adviser. Subject to the supervision of the Trustees of the Trust and the Adviser, the Sub-Adviser will: (a) manage such portion of the Fund's assets as the Adviser and Sub-Adviser shall from time to time mutually designate (the "Designated Assets") on behalf of the Fund (i) in accordance with the Fund's investment objective, policies and limitations as stated in the Fund's then current Prospectus (the "Prospectus") and Statement of Additional Information (the "Statement"), and the Trust's Amended and Restated Declaration of Trust dated January 24, 1996 and Amended and Restated By-Laws, each as from time to time in effect (respectively, the "Declaration" and the "By-Laws") (the obligations of Sub-Adviser under this clause (i) are contingent upon the Adviser fulfilling its obligations under Section 2) and (ii) in compliance with the 1940 Act and the rules, regulations and orders thereunder;
(b) make investment decisions for the Fund with respect to the Designated Assets; (c) place purchase and sale orders for portfolio transactions for the Fund with respect to the Designated Assets; (d) except to the extent performed by the Adviser, manage otherwise uninvested cash assets of the Fund with respect to the Designated Assets; (e) as the agent of the Fund, give instructions (including trade tickets) to the custodian and any sub-custodian of the Fund as to deliveries of securities, transfers of currencies and payments of cash for the account of the Fund with respect to the Designated Assets (the Sub-Adviser shall promptly notify the Adviser of such instructions); (f) employ professional portfolio managers to provide research services to the Fund; (g) attend periodic meetings of the Board of Trustees of the Trust and (h) assist in obtaining all the registrations, qualifications and consents, on behalf of the Fund, which are

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necessary for the Fund to purchase and sell assets in each  jurisdiction  (other than the United  States) in which the Designated  Assets are to be invested.  In
providing  these  services,   the  Sub-Adviser  will  furnish   continuously  an
investment program with respect to the Designated Assets. The Sub-Adviser shall be responsible for monitoring the Fund's compliance with the Prospectus, the Statement, the Declaration, the By-Laws and the 1940 Act and the rules, regulations and orders thereunder and in monitoring such compliance the Sub-Adviser shall do so in the functional currency of the Fund. The Sub-Adviser shall only be responsible for compliance with the above-mentioned restrictions in regards to the Designated Assets. The Adviser agrees to provide the Sub-Adviser with such assistance as may be reasonably requested by the Sub-Adviser in connection with its activities under this Agreement, including, without limitation, information concerning the Fund, its funds available, or to become available, for investment and generally as to the conditions of the Fund's affairs. From time to time the Adviser will notify the Sub-Adviser of the aggregate U.S. Dollar amount of the Designated Assets. The Adviser will have responsibility for exercising proxy, consent and other rights pertaining to the Fund's portfolio securities; provided, however, that the Sub-Adviser will, as requested, make recommendations to the Adviser as to the manner in which such proxy, consent and other rights shall be exercised.

         Should the Trustees of the Trust or the Adviser at any time make any determination as to investment policy and notify the Sub-Adviser thereof in writing, the Sub-Adviser shall be bound by such determination for the period, if any, specified in such notice or until notified that such determination has been revoked. Further, the Adviser or the Trustees of the Trust may at any time, upon written notice to the Sub-Adviser, suspend or restrict the right of the Sub-Adviser to determine what assets of the Fund shall be purchased or sold and what portion, if any, of the Fund's assets shall be held uninvested. It is understood that the Adviser undertakes to discuss with the Sub-Adviser any such determinations of investment policy and any such suspension or restrictions on the right of the Sub-Adviser to determine what assets of the Fund shall be purchased or sold or held uninvested, prior to the implementation thereof.

         2. Certain Information to the Sub-Adviser. Copies of the Prospectus, the Statement, the Declaration and the By-Laws have been delivered to the Sub-Adviser. The Adviser agrees to notify the Sub-Adviser of each change in the investment objectives, policies and limitations of the Fund and to provide to the Sub-Adviser as promptly as practicable copies of all amendments and supplements to the Prospectus, the Statement, the Declaration and the By-Laws. In addition, the Adviser will promptly provide the Sub-Adviser with any procedures applicable to the Sub-Adviser adopted from time to time by the Trustees of the Trust and agrees to provide promptly to the Sub-Adviser copies of all amendments thereto.

         3. Execution of Certain Documents. Subject to any other written instructions of the Adviser and the Trustees of the Trust, the Sub-Adviser is hereby appointed the Adviser's and the Trust's agent and attorney-in-fact to execute account documentation, agreements, contracts and other documents as the Sub-Adviser shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the Designated Assets.

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         4. Reports.  The Sub-Adviser shall furnish to the Trustees of the Trust or the Adviser, or both, as may be appropriate, quarterly reports of its activities on behalf of the Fund with respect to the Designated Assets, as required by applicable law or as otherwise requested from time to time by the Trustees of the Trust or the Adviser, and such additional information, reports, evaluations, analyses and opinions as the Trustees of the Trust or the Adviser, as appropriate, may request from time to time.

         5. Brokerage. In connection with the selections of brokers, dealers or other entities and the placing of orders for the purchase and sale of portfolio investments for the Fund with respect to the Designated Assets, the Sub-Adviser is directed to seek for the Fund execution at the most favorable price by responsible brokerage firms at reasonably competitive commission rates. In fulfilling this requirement, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty, created by this Agreement or otherwise, solely by reason of its having caused the Fund to pay a broker, dealer or other entity an amount of commission for effecting a securities transaction in excess of the amount of commission another broker, dealer or other entity would have charged for effecting that transaction, if the Sub-Adviser determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by such broker, dealer or other entity, viewed in terms of either that particular transaction or the Sub-Adviser's overall responsibilities with respect to the Fund and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion.

         6. Services to Other Companies or Accounts. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction will be made by the Sub-Adviser in the manner it considers to be the most equitable. The Sub-Adviser agrees to allocate similarly opportunities to sell or otherwise dispose of securities among the Fund and other clients of the Sub-Adviser.

         7. Other Sub-Advisers. The Sub-Adviser may from time to time enter into investment sub-advisory agreements with one or more investment advisers, (an "Other Sub-Adviser"), to the Fund to perform some or all of the services for which the Sub-Adviser is responsible pursuant to this Agreement upon such terms and conditions as the Adviser and the Sub-Adviser may determine; provided, however, that such investment sub-advisory agreements have been approved by a majority of the Trustees of the Trust who are not interested persons of the Trust, or the Sub-Adviser or the Other Sub-Adviser and by vote of a majority of the outstanding voting securities of the Fund; and, provided, further, that the Sub-Adviser shall own a majority of the voting securities of any Other Sub-Adviser. The Sub-Adviser may terminate the services of any Other Sub-Adviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Other Sub-Adviser unless and until a successor Other
Sub-Adviser is selected. The Sub-Adviser shall be liable for any error of judgment or mistake of law by any

Other Sub-Adviser and for any act or omission in the execution and management of the Fund by any Other Sub-Adviser.

         8. Compensation of the Sub-Adviser. For the services to be rendered by the Sub-Adviser under this Agreement, the Adviser shall pay to the Sub-Adviser compensation, computed and paid monthly in arrears in U.S. dollars, at a rate of 0.65% of the average daily net asset value of the Designated Assets on an annualized basis. If the Sub-Adviser shall serve for less than the whole of any month, the compensation payable to the Sub-Adviser with respect to the Fund will be prorated. The Sub-Adviser will pay its expenses incurred in performing its duties under this Agreement. Neither the Trust nor the Fund shall be liable to the Sub-Adviser for the compensation of the Sub-Adviser. For the purpose of determining fees payable to the Sub-Adviser, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Prospectus and/or Statement. In the event that the Adviser reduces its management fee payable under the Advisory Agreement in order to comply with the expense limitations of a State securities commission or otherwise (but not a voluntary reduction), the Sub-Adviser agrees to reduce its fee payable under this Agreement by a pro rata amount.

         9. Limitation of Liability of the Sub-Adviser. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution and management of the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties and obligations hereunder. The Trust, on behalf of the Fund, may enforce any obligations of the Sub-Adviser under this Agreement and may recover directly from the Sub-Adviser for any liability it may have to the Fund.

         10. Activities of the Sub-Adviser. The services of the Sub-Adviser to the Fund are not deemed to be exclusive, the Sub-Adviser being free to render investment advisory and/or other services to others. The Sub-Adviser may permit other fund clients to use the words "Foreign & Colonial" in their names. The Adviser and the Trust agree that if the Sub-Adviser shall for any reason no longer serve as the Sub-Adviser to the Fund, the Fund will change its name so as to delete the words "Foreign & Colonial". It is understood that the Trustees, officers and shareholders of the Trust, the Fund or the Adviser are or may be or become interested in the Sub-Adviser or any person controlling, controlled by or under common control with the Sub-Adviser, as trustees, officers, employees or otherwise and that trustees, officers and employees of the Sub-Adviser or any person controlling, controlled by or under common control with the Sub-Adviser may become similarly interested in the Trust, the Fund or the Adviser and that the Sub-Adviser may be or become interested in the Fund as a shareholder or otherwise.

         11. Covenants of the Sub-Adviser. The Sub-Adviser agrees that it (a) will not deal with itself, "affiliated persons" of the Sub-Adviser, the Trustees of the Trust or the Fund's distributor (provided that the Adviser provides the Sub-Adviser with a current list, as updated from time to time as appropriate, of "affiliated persons" of the Trustees of the Trust and of the Fund's distributor), as principals, agents, brokers or dealers in making purchases or sales of securities or other property for the account of the Fund, except as permitted by the 1940 Act and the rules, regulations and orders thereunder and subject to the prior written approval of the Adviser, (b)
will not take a long or short position in the shares of the Fund except as permitted by the Declaration and (c) will comply with all other provisions of the Declaration and the By-Laws and the then-current Prospectus and Statement relative to the Sub-Adviser and its trustees, officers, employees and affiliates.

         12. Representations, Warranties and Additional Agreements of the Sub-Adviser. The Sub-Adviser represents, warrants and agrees that:

               (a) It: (i) is registered as an investment adviser under the U.S. Investment Advisers Act of 1940 (the "Advisers Act"), is authorized to undertake investment business in the United Kingdom by virtue of its membership in the Investment
                    Management Regulatory Organization ("IMRO") and is registered under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement, and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable Federal or State requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; (v) will immediately notify the Adviser in writing of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; and
                    (vi) will immediately notify the Adviser in writing of any change of control of the Sub-Adviser or any parent of the Sub-Adviser resulting in an "assignment" of this Agreement.

               (b) It will maintain, keep current and preserve on behalf of the Fund, in the manner and for the periods of time required or permitted by the 1940 Act and the rules, regulations and orders thereunder and the Advisers Act and the rules, regulations and orders thereunder, records relating to investment transactions made by the Sub-Adviser for the Fund as may be reasonably requested by the Adviser or the Fund from time to time. The Sub-Adviser agrees that such records are the property of the Fund, and will be surrendered to the Fund promptly upon request; provided, however, that the Sub-Adviser may retain copies of such records for archival purposes as required by IMRO.

               (c) The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Adviser and the Trust with a copy of such code of ethics, and upon any amendment to such code of ethics, promptly provide such amendment. At least annually the Sub-Adviser will provide the Trust and the Adviser with a certificate signed by the chief compliance officer (or the person performing such function) of the Sub-Adviser certifying, to the best of his or her knowledge, compliance with the code of ethics during the immediately preceding twelve (12) month period, including any material violations of or amendments to the code of ethics or the administration thereof.

               (d) It has provided the Adviser and the Trust with a copy of its Form ADV as most recently filed with the Securities and Exchange Commission (the "SEC") and will, promptly after filing any amendment to its Form ADV with the SEC, furnish a copy of such amendment to the Adviser and the Trust.

         13. Representations, Warranties and Additional Agreements of the Adviser. The Adviser represents, warrants and agrees that:

               (a) This Agreement has been duly authorized, executed and delivered by it and constitutes the valid and binding obligation of the Adviser enforceable against it in accordance with its terms.

               (b) No governmental authorization, approvals, consents or filing by or with United States regulatory authorities are required in connection with the execution, delivery or performance of this Agreement by the Adviser.

               (c) The execution, delivery and performance of this Agreement by the Adviser will not violate or result in any default under its Articles of Incorporation or the Trust's Declaration of Trust or other constituent documents, or any contract or other agreement to which either of them is a party or which either of them or their assets may be bound or any statute, or any rule, regulations or order of any government agency, body or authority to which either of them is subject.

               (d) At all times the Sub-Adviser shall deal with, and shall be entitled to deal with, the Designated Assets on the basis that the Fund has full title to or is in control of all of the Designated Assets free from all liens, charges, options, encumbrances or other third party rights, except as disclosed to the Sub-Adviser by the Fund or the Adviser and except for any such encumbrances incurred as a result of the performance by the Sub-Adviser of its duties under this Agreement.

               (e) It has and will maintain the authority and capacity to authorize the Sub-Adviser to enter into the documents on behalf of the Fund contemplated by Section 3 hereof.

         14. Duration and Termination of this Agreement. This Agreement shall become effective on the date first above written and shall govern the relations between the parties hereto thereafter, and shall remain in force until August 1, 1999 and each year thereafter but only so long as its continuance is "specifically approved at least annually" (a) by the vote of a majority of the Trustees of the Trust who are not "interested persons" of the Trust or of the Adviser or of the Sub-Adviser at a meeting specifically called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Trust, or by "vote of a majority of the outstanding voting securities" of the Fund. This Agreement may be terminated at any time without the payment of any penalty by the Trustees of the Trust, by "vote of a majority of the outstanding voting securities" of the Fund or by the Adviser, on not more than sixty days nor less than thirty days written notice, or by the Sub-Adviser on not more than ninety days nor less than sixty days written notice. This Agreement shall automatically terminate in the event of its "assignment" or in the event that the Advisory Agreement shall have terminated for any reason.

         15. Amendments to this Agreement. This Agreement may be amended only if such amendment is approved by "vote of a majority of the outstanding voting securities" of the Fund, by the Adviser and by the Sub-Adviser.

         16. Certain Definitions. The terms "specifically approved at least annually", "vote of a majority of the outstanding voting securities", "assignment", "control", "affiliated persons" and "interested person", when used in this Agreement, shall have the respective meanings specified, and shall be construed in a manner consistent with, the 1940 Act and the rules, regulations and orders thereunder, subject, however, to such exemptions as may be granted by the SEC under the 1940 Act.

         17. Survival of Representations and Warranties; Duty to Update Information. All representations and warranties made pursuant to Sections 12 and 13 hereof shall survive for the duration of this Agreement and each party shall immediately notify, but in no event later than five (5) business days, the other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

         18. Miscellaneous. This Agreement shall be governed by and construed in accordance with the internal laws of The Commonwealth of Massachusetts. All notices provided for by this Agreement shall be in writing and shall be deemed given when received, against appropriate receipt, by the Sub-Adviser's Secretary in the case of the Sub-Adviser, the Adviser's General Counsel in the case of the Adviser, and the Trust's Secretary in the case of the Fund, or such other person as a party shall designate by notice to the other parties. This Agreement constitutes the entire agreement among the parties hereto and supersedes any prior agreement among the parties relating to the subject matter hereof. The section headings of this Agreement are for convenience of reference and do not constitute a part hereof.

                IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, and their respective seals to be hereto affixed, all as of the day and year first written above.

                                        MASSACHUSETTS FINANCIAL SERVICES COMPANY


                                        By:     JEFFREY L. SHAMES
                                                Jeffrey L. Shames
                                                President

                                        FOREIGN & COLONIAL MANAGEMENT LTD.


                                        By:     ILLEGIBLE
                                                (Illegible)

                                        By:     ILLEGIBLE
                                                (Illegible)
The foregoing is hereby agreed to:

         A copy of the Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts. The parties hereto acknowledge that the obligations of or arising out of this instrument are not binding upon any of the Trust's trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder. If this instrument is executed by the Trust on behalf of one or more series of the Trust, the parties hereto acknowledge that the assets and liabilities of each series of the Trust are separate and distinct and that the obligations of or arising out of this instrument are binding solely upon the assets or property of the series on whose behalf the Trust has executed this instrument. If the Trust has executed this instrument on behalf of more than one series of the Trust, the parties hereto also agree that the obligations of each series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and the parties hereto agree not to proceed against any series for the obligations of another series.

MFS VARIABLE INSURANCE TRUST
  on behalf of MFS/FOREIGN & COLONIAL EMERGING MARKETS EQUITY SERIES


By:   A. KEITH BRODKIN
      A. Keith Brodkin
      Chairman